Exhibit 10.5

A. SCHULMAN, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
A. Schulman, Inc. (the “Company”) believes that its business interests are best served by extending to you an opportunity to earn additional compensation based on the growth of the Company’s business. To this end, the Company adopted, and its stockholders approved, the 2010 Value Creation Rewards Plan (the “2010 Plan”) and the 2014 Equity Incentive Plan (the “2014 Plan) (collectively, the “Plans”) as a means through which employees like you may share in the Company’s success. Capitalized terms that are not defined herein shall have the same meanings as in the Plans.

1.
Nature of Award. Effective as of the date (the “Grant Date”) specified in the accompanying Notice of Grant (the “Grant Notice”), the Company hereby grants to the individual identified in the Grant Notice (the “Participant”) awards of Units as set forth in the Grant Notice (the “Awards”). The Awards are subject to the terms and conditions described in the Grant Notice, this Restricted Stock Unit Award Agreement (“Award Agreement”), the Summary of Performance Objectives attached hereto, and the Plans.

Restricted Stock Units subject to performance objectives (ROIC or EPS) are granted under the 2014 Plan, and subject to the terms and conditions of the 2014 Plan. Restricted Stock Units that are not subject to performance objectives are granted under the 2010 Plan, and subject to the terms and conditions of the 2010 Plan.

2.
Number of Units. The number of Units in your Awards are set forth in the Grant Notice. For purposes of this Award Agreement, each whole Unit represents the right to receive one Share upon settlement of the respective Awards, as applicable under the Grant Notice.

3.
Vesting. Your Units will be settled or will be forfeited depending on whether the terms and conditions described in this Award Agreement, the Summary of Performance Objectives, the Plans and the Grant Notice are satisfied.

(a)
Normal Vesting Date. Your Units will be subject to vesting in accordance with the schedule identified in the Grant Notice (the “Normal Vesting Date”) and the number of Units that actually vest may be between 0% and 100% of your Units. If the scheduled Normal Vesting Date is a non-business day, the next following business day will be considered the Normal Vesting Date.

(b)
Restricted Stock Units not subject to Performance Objectives. All of your Restricted Stock Units not subject to performance objectives will vest on the third anniversary of the Grant Date, provided your employment has not terminated prior to that date.

(c)
Performance Objectives for Restricted Stock Units (ROIC) Award. Your Award of Restricted Stock Units (ROIC) described in the Grant Notice will vest depending on the Company’s ROIC for the Performance Period, determined at the end of the Performance Period. The Company’s ROIC at the end of the Performance Period may be achieved at “threshold”, “target” or “maximum” levels. The number of these Restricted Stock Units that vest on the Normal Vesting Date will be determined by multiplying by the vesting percentage that corresponds to the level of achievement of the Company’s ROIC at the end of the Performance Period relative to the goals set forth in your Summary of Performance Objectives (i.e., 25% at “threshold”, 50% at “target”, or 100% at “maximum”).

None of these Units will vest if the Company’s ROIC at the end of the Performance Period is less than the “threshold” level of achievement set forth in your Summary of Performance Objectives. No more than 100% of these Units will vest if the Company’s ROIC at the end of the Performance Period exceeds the “maximum” level of achievement set forth in your Summary of Performance Objectives. If the Company’s ROIC is between two percentages set forth in the Summary of Performance Objectives, the number of these Units that vest will be mathematically interpolated by the Company. Notwithstanding the foregoing, any of these Units that do not vest as of the Normal Vesting Date shall be forfeited. The Committee shall have the final decision (in its sole discretion) about the extent of vesting and satisfaction of performance objectives.

(i)	Definitions. As used in this Agreement with respect to an Award of Restricted Stock Units (ROIC):

A.	Performance Period. The three-year period beginning on the September 1 last preceding the Grant Date.

B.
ROIC. The three-year average annual Return on Invested Capital. Return on Invested Capital is calculated for each fiscal year in the Performance Period by dividing the Company’s NOPAT for such period by the Company’s Average Invested Capital for such period. The ROIC is compared to the performance objectives set forth in your Summary of Performance Objectives to determine the vesting percentage.

C.
NOPAT. The Company’s net operating profit after taxes from continuing operations (based on an assumed effective tax rate of 30%), based on non-GAAP earnings, for each fiscal year in the Performance Period.

D.
Average Invested Capital. The sum of the Company’s total shareholders’ equity, minus cash and cash equivalents and goodwill, and plus total debt at the end of each month during the Performance Period.  Average Invested Capital for each fiscal year in the Performance Period is the average of the twelve month-end invested capital amounts.

(d)
Performance Objectives for Restricted Stock Units (EPS) Award. Your Award of Restricted Stock Units (EPS) described in the Grant Notice will vest depending on the Company’s Cumulative EPS for the Performance Period, determined at the end of the Performance Period. The Company’s Cumulative EPS at the end of the Performance Period may be achieved at “threshold”, “target” or “maximum” levels. The number of these Restricted Stock Units that vest on the Normal Vesting Date will be determined by multiplying by the vesting percentage that corresponds to the level of achievement of the Company’s Cumulative EPS at the end of the Performance Period relative to the goals set forth in your Summary of Performance Objectives (i.e., 25% at “threshold”, 50% at “target”, or 100% at “maximum”).

None of these Units will vest if the Company’s Cumulative EPS at the end of the Performance Period is less than the “threshold” level of achievement set forth in your Summary of Performance Objectives. No more than 100% of these Units will vest if the Company’s Cumulative EPS at the end of the Performance Period exceeds the “maximum” level of achievement set forth in your Summary of Performance Objectives. If the Company’s Cumulative EPS is between two amounts set forth in the Summary of Performance Objectives, the number of these Units that vest will be mathematically interpolated by the Company. Notwithstanding the foregoing, any of these Units that do not vest as of the Normal Vesting Date shall be forfeited. The Committee shall have the final decision (in its sole discretion) about the extent of vesting and satisfaction of performance objectives.

(i)	Definitions. As used in this Agreement with respect to an Award of Restricted Stock Units (EPS):

A.
Cumulative EPS. Cumulative EPS is calculated as the sum of diluted EPS for each fiscal year in the Performance Period. The three-year Cumulative EPS is compared to the performance objectives set forth in your Summary of Performance Objectives to determine the vesting percentage.

B.	Diluted EPS. Diluted EPS for each fiscal year in the Performance Period is the non-GAAP diluted EPS as reported by the Company.

C.	Performance Period. The three-year period beginning on the September 1 last preceding the Grant Date.

(e)
Committee Certification for Performance-Based Restricted Stock Units (ROIC or EPS) Awards. Notwithstanding the foregoing, to the extent that the Company intends these Units to constitute “performance-based compensation” for purposes of Code Section 162(m), no performance-based Units will vest until the Committee (as defined in the Plans) certifies the extent to which the performance objectives described in Section 3(c) or 3(d) have been satisfied during the relevant Performance Period.

(f)	Change in Control. Notwithstanding the foregoing, in the event of a Change in Control:

(i)
Restricted Stock Units (ROIC) Award. You will immediately vest in the number of Restricted Stock Units (ROIC) at the “target” level of performance in the event of a Change in Control before the Normal Vesting Date.

(ii)
Restricted Stock Units (EPS) Award. You will immediately vest in the number of Restricted Stock Units (EPS) at the “target” level of performance in the event of a Change in Control before the Normal Vesting Date.

(iii)	Restricted Stock Units Award. Your non-performance Restricted Stock Units will immediately vest in the event of a Change in Control before the Normal Vesting Date.

To the extent that your Units are subject to the requirements of Section 409A of the Code, any Change in Control must also constitute a “change in control event” as defined in Section 409A of the Code.

4.	Effect of Termination. You may forfeit your Awards if you terminate employment prior to the Normal Vesting Date, although this will depend on the reason for your termination, as provided below:

(a)	Restricted Stock Units (ROIC or EPS).

(i)
Termination Due to Death, Disability, or Retirement. If you terminate employment due to your death, Disability, or Retirement (provided that the Committee agrees to treat such termination as Retirement), you will vest in a prorated number of your ROIC- or EPS-based Restricted Stock Units. The prorated number will be equal to the product of: (x) the number of these Units that would have vested if you terminated on the Normal Vesting Date, and (y) a fraction, the numerator of which is the number of whole months between the Grant Date and your termination date, and the denominator of which is 36. Further, your prorated ROIC- or EPS-based Restricted Stock Units will vest only to the extent that the performance criteria described in Sections 3(c) or 3(d), as applicable, are satisfied at the Normal Vesting Date. For purposes of this calculation, a whole month will be determined on the basis of each monthly anniversary of the Grant Date occurring before the date of death, Disability, or Retirement.

If none of the performance criteria set forth in Sections 3(c) or 3(d), as applicable, are satisfied as of the Normal Vesting Date, all of your ROIC- or EPS-based Restricted Stock Units will be forfeited.

(ii)
Termination for Any Other Reason. If you terminate for any reason other than due to death, Disability, or Retirement as specified in Section 4(a)(i), all of your performance-based Units will be forfeited.

(b)	Restricted Stock Units (service-based).

(i)	Termination Due to Death or Disability. If you die or become Disabled, your service-based Restricted Stock Units will fully vest on the date of your death or Disability.

(ii)
Termination Due to Retirement. If you terminate due to Retirement, and provided that the Committee agrees to treat your termination as a Retirement, you will vest in a prorated portion of your Restricted Stock Units determined by multiplying the number of Restricted Stock Units by a fraction, the numerator of which is the number of whole months you were employed from the Grant Date to the date of Retirement, and the denominator of which is 36. For purposes of this calculation, a whole month will be determined on the basis of each monthly anniversary of the Grant Date occurring before the date of Retirement.

(iii)	Termination for any Other Reason. If you terminate under any other circumstances, all non-performance based Restricted Stock Units will be forfeited on your termination date.

5.
Settlement. If all applicable terms and conditions have been met, your Awards will be settled according to the terms in the Grant Notice as soon as administratively practicable, but no later than 60 days after the later of (a) the Normal Vesting Date, or (b) the date on which the Committee certifies the satisfaction of the performance objectives (if applicable) pursuant to Section 3(e).

6.	Other Terms and Conditions.

(a)	Rights With Respect to Units.

(i)	Rights During Performance Period for Awards of Restricted Stock Units (ROIC or EPS).

A.	Voting Rights. During the Performance Period, you will have no voting rights with respect to these Units.

B.
Dividend Rights. You shall be granted dividend equivalent rights entitling you to a payment equal to the amount of any cash dividends that are declared and paid during the Performance Period with respect to the target vesting level of Units (i.e., 50% of your ROIC- or EPS-based Restricted Stock Units), subject to the terms and conditions of the Plans and this Award Agreement. Your dividend equivalent rights shall be subject to the same terms and conditions as the related Units and shall vest and be settled in cash if, when and only to the extent the related Units vest and are settled. In the event a Unit is forfeited under this Award Agreement, the related dividend equivalent right also will be forfeited.

(ii)	Rights Prior to Vesting for Restricted Stock Units not subject to Performance Objectives.

A.	Voting Rights. Until your Units vest, you will have no voting rights with respect to the Units.

B.
Dividend Rights. You shall be granted dividend equivalent rights entitling you to a payment equal to the amount of any cash dividends that are declared and paid with respect to your Restricted Stock Units, subject to the terms and conditions of the Plans and this Award Agreement. Your dividend equivalent rights shall be subject to the same terms and conditions as the related Restricted Stock Units and shall vest and be settled in cash if, when and to the extent the related Restricted Stock Units vest and are settled, depending on whether or not you have met the conditions described in this Award Agreement, the Grant Notice and in the Plans. In the event that a Restricted Stock Unit is forfeited under this Award Agreement, the related dividend equivalent rights will also be forfeited.

(b)
Beneficiary Designation. You may name a beneficiary(ies) to receive any portion of your Awards and any other right under the Plans that is unsettled at your death. To do so, you must complete a beneficiary designation form by contacting Katie Pickle, Total Rewards Manager, by telephone ((832) 663-3107) or email (Katie.Pickle@aschulman.com). If you previously completed a valid beneficiary designation form, such form will apply to the Awards until it is changed or revoked. If you die without correctly completing a beneficiary designation form, or if your designated beneficiary does not survive you, your beneficiary will be your surviving spouse or, if you do not have a surviving spouse, your estate.

(c)
Taxes and Tax Withholding. The Company or an Affiliate, as applicable, will have the power and right to deduct, withhold or collect any tax, social security contribution, payroll tax or other amount required by law or regulation to be withheld with respect to any taxable event arising with respect to the Awards. To the extent permitted by the Committee, in its sole discretion, this amount may be: (i) withheld from other amounts due to you (e.g. from your salary), (ii) withheld from the value of any Awards being settled or any Shares transferred in connection with payment of the Awards, (iii) withheld from the vested portion of any Awards (including Shares transferable thereunder), whether or not being paid at the time the taxable event arises, or (iv) collected directly from you. The amount to be withheld may relate to amounts due in more than one jurisdiction and in all cases shall be as determined by the Committee in its discretion.

Subject to the approval of the Committee, you may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable at the time of the withholding and if such Shares are not otherwise distributable at the time of the withholding, provided that you have a vested right to distribution of such Shares at such time. All such elections will be irrevocable and made in writing and will be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.
You understand that you are solely responsible for filing any relevant documentation (including, without limitation, tax returns or reporting statements) that may be required in relation to the Award (including, without limitation, any such documentation related to the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, or the receipt of any dividends). You further acknowledge that the Company or an Affiliate (as applicable) does not commit to and is under no obligation to structure the terms or any aspect of the Award to reduce or eliminate your liability for taxes or other amounts due or to achieve any particular tax result.

(d)
Transferring Your Awards. Normally, your Awards may not be transferred to another person. However, as described above, you may complete a beneficiary designation form to name the person to receive any portion of your Awards that are settled after you die.

(e)
Not an Employment Agreement. This Award imposes no obligation on the Company or any Affiliate to employ the Participant for any period. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between the Participant and the Company or any Affiliate or to guarantee the right to remain employed by the Company or any Affiliate for any specified term.

Furthermore, except as otherwise expressly provided in a written employment agreement between Participant and the Company, this Award is made solely at the discretion of the Company and the Committee, and this Award Agreement, the Plans, and any other Plan documents (i) are not part of your employment contract, if any, and (ii) do not guarantee either your right to receive any future grants under the Plans (even if Awards have been granted repeatedly in the past) or the inclusion of the value of any grants in the calculation of severance payments, if any, upon termination of employment.
You further agree, except as otherwise expressly provided in a written employment agreement between Participant and the Company, to waive all and any rights to compensation or damages for the termination of your office or employment with the Company or an Affiliate for any reason whatsoever (including unlawful termination of employment) insofar as those rights arise or may arise from you ceasing to have rights under the Plans as a result of that termination or from the loss or diminution in value of such rights or entitlements.

(f)
Requirements of Law. This Award shall be subject to all applicable laws, rules and regulations (including applicable federal and state securities laws) and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system. Notwithstanding anything to the contrary herein, the Company shall not be obligated to issue any Shares pursuant to this Award, at any time, if the offering of the Shares covered by this Award violates or is not in compliance with any laws, rules or regulations of the United States or any state or country.

Furthermore, you understand that, to the extent applicable, the laws of the country in which you are working at the time of grant and/or vesting of this Award (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent settlement of this Award or may subject you to additional procedural or regulatory requirements for which you are solely responsible and that you will have to independently fulfill in relation to this Award, and that sales of Shares may be subject to restrictions under United States federal securities laws, and the laws, rules or regulations of any other relevant federal, state or local jurisdiction, and under Company policies including insider trading policies and procedures.

Any summaries of potentially applicable legal restrictions and requirements furnished in connection with the Plan are not intended to be exhaustive, and you acknowledge that other rules may apply. The Company reserves the right to impose other requirements on your participation in the Plan, Awards granted thereunder, and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable to comply with applicable law or facilitate the administration of the Plan.

(g)
Governing Law. This Award Agreement will be interpreted and construed in accordance with and governed and enforced by the laws (other than laws governing conflicts of laws) of the State of Ohio, except to the extent that the Delaware General Corporation Law is mandatorily applicable.

(h)
Severability. The provisions of this Award Agreement are severable, and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(i)
Waiver. No failure or delay by the Company to enforce any provision of this Award Agreement or exercise any right or remedy provided by law shall constitute a waiver of that or any other provision, right or remedy, nor shall it prevent or restrict the further exercise of that or any other provision, right or remedy. No single or partial exercise of such provision, right or remedy shall prevent or restrict the further exercise of that or any other provision, right or remedy.

(j)
Data Privacy. In order to perform its obligations under the Plans or for the implementation and administration of the Plans, the Company or Affiliate may collect, transfer, use, process, or hold certain personal data about you. Such data includes, but is not limited to, your name, nationality, citizenship, work authorization, date of birth, age, government or tax identification number, passport number, brokerage account information, address, compensation and equity award history, and beneficiaries’ contact information.

By accepting this Award, you explicitly consent to the collection, transfer (including to third parties in your home country or the United States or other countries, such as but not limited to human resources personnel, the Company’s legal and/or tax advisors, and brokerage administrators), use, processing, holding, electronically or otherwise, of your personal data in connection with this or any other equity award. Refusal or withdrawal of consent may affect your ability to participate in the Plan or to realize benefits under it. At all times the Company shall maintain the confidentiality of the your personal data, except to the extent the Company is required to provide such information to governmental agencies or other parties; any such actions will be undertaken by the Company only in accordance with applicable law.

(k)
Other Agreements. Your Awards are subject to the terms of any other written agreements between you and the Company or a Related Entity or Affiliate to the extent that those other agreements do not directly conflict with the terms of the Plans or this Award Agreement.

(l)
Adjustments to Your Awards. Subject to the terms of the Plans, your Awards will be adjusted, if appropriate, to reflect any change to the Company’s capital structure (e.g., the number of your Units will be adjusted to reflect a stock split, a stock dividend, recapitalization, including an extraordinary dividend, merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of Shares or other similar corporate change affecting Shares).

Other Rules. Your Awards are subject to additional rules as described in the Plans. You should read the Plans carefully to ensure you fully understand all the terms and conditions of your Awards. In the event of a conflict between the terms of the Plans and the terms of this Award Agreement, the terms of the Plans will govern. The Committee has the sole responsibility of interpreting the Plans and this Award Agreement, and its determination of the meaning of any provision in the Plans or this Award Agreement will be binding on the Participant. To the extent you have been provided with a copy of this Award Agreement, the Plans or any other documents relating to this Award in a language other than English, the English language document will prevail in case of any ambiguity or divergence resulting from the translation of such documents.

(m)	Clawback. The Units and any Shares issued in connection with the settlement of the Units are subject to any clawback policy adopted by the Company from time to time.

(n)	Acceptance. You must accept the Award and agree to the terms and conditions of the Award as described above by electronically accepting this Award Agreement within 60 days of the Grant Date.

SUMMARY OF PERFORMANCE OBJECTIVES
(provided separately)